                                                                   Exhibit 28(j)(1) under Form N-1A
      Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A, No. 333-128884) of Federated Managed Pool Series and to the incorporation by reference of our report dated January 25, 2011 on Federated International Bond Strategy Portfolio (one of the  portfolios constituting Federated Managed Pool Series) included in its Annual Shareholder Reports for the fiscal year ended November 30, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 25, 2011